Exhibit 10.1

DATED 8TH DAY OF DECEMBER 2014

(1) AGCO DO BRASIL COMÉRCIO E INDUSTRIA LTDA

(2) ANDRE CARIOBA

CONSULTANCY AGREEMENT

THIS AGREEMENT is made on the 8th day of December 2014
BETWEEN:

(1)
AGCO DO BRASIL COMÉRCIO E INDÚSTRIA LTDA., a company existing and organized under the laws of the Federal Republic of Brazil, enrolled with the Federal Taxpayer’s Roll (“CNPJ/MF”) under number 59.876.003/0001-36 with main place of business at Av. Guilherme Schell, 10.260, City of Canoas, State of Rio Grande do Sul, Brazil (hereinafter referred to as the “Company”); and

(2)	ANDRE CARIOBA of Rua Joaquim Jose Esteves, 60 ap 92 Cep 04740 000 Sao Paulo SP, Brasil

BACKGROUND

(A)	The Consultant has certain skills and abilities, which will be useful for the Company from time to time.

(B)
The Consultant is an independent contractor willing to provide services to the Company as set out below. Nothing in this Agreement shall be construed to constitute either party as the agent or employee of the other party for any purpose.

OPERATIVE PROVISIONS

1.	Interpretation

1.1	In this Agreement the following expressions have the following meanings unless inconsistent with the context:-

Expression	Meaning
“the Agreement”	this Consultancy Agreement
“the Parties”	the Company and the Consultant
"Person"	any individual, firm, partnership, or company;

"the Services"	the consultancy services to be provided under this Agreement as set out in the Appendix.

1.2	The headings to the clauses are for convenience only and have no legal effect.

1.3
References to statutory provisions shall be construed as including references to the corresponding provisions of any earlier statute amended, or replaced by such provisions, or re-enacted in such provisions, or the corresponding provisions of any subsequent statute amending, consolidating, extending or replacing such provisions, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.4	References to clauses and the Appendix are references to clauses of and the Appendix to this Agreement and references to this Agreement include the Appendix.

2.	Consultancy Services

2.1	This Agreement stipulates the terms and conditions under which the Consultant shall provide to the Company the Services.

2.2
The Company hereby engages the Consultant to provide the Services to the Company and the Consultant hereby agrees to provide the Services upon the terms and conditions set out in this Agreement, whereas detailed scope of these services is described in the Appendix to this Agreement.

2.3	The Consultant is not allowed to conclude agreements on behalf of the Company.

3.	Duration

This Agreement shall commence on 1st day of January 2015 and shall continue until 1st July 2016 unless otherwise terminated in accordance with clause 8 of this Agreement.

4.	Consultant’s Warranty

The Consultant warrants that in entering this Agreement he is not in breach of any obligations owed to or rights of a third party.

5.	Consultant's Obligations

5.1
During the period of this Agreement the Consultant is retained by the Company to provide the Services at such times as may be required by the Company as necessary for the proper performance of the Consultant’s duties under this Agreement. For the avoidance of doubt nothing in this Agreement creates an obligation upon the Company to provide work to the Consultant.

5.2
The Consultant shall provide the Services at such locations as the Company shall specify from time to time or at the Consultant’s premises. Where such Services are requested and provided outside the Consultant’s premises, the Consultant’s reasonable travel expenses shall be reimbursed by the Company in accordance with the terms of the Company’s travel policy. Travel arrangements shall to the maximum extent possible be organised and paid for directly by the Company, any other approved travel expenses shall be reimbursed monthly by invoices with original receipts in accordance with the terms of the Company’s travel policy.

5.3	The Consultant shall ensure that the Services are performed with reasonable care and skill and to the best of the ability of the Consultant.

5.4
The Consultant shall be instructed by Martin Richenhagen, Chairman, President and Chief Executive Officer of AGCO Corporation, or/and by the Senior Vice President, North America and South America, from time to time.

5.5
The Consultant may be engaged or employed in any other business, trade, profession or other activity which does not a) place the Consultant in a conflict of interest with the Company or b) influence the Consultant to act in a way which does not promote the best commercial interest of the Company; provided, that, during the Term, the Consultant shall not be engaged in any business activities that do or may compete with the business of the Company or perform any services for direct competitors of the Company without the Company's prior written consent

5.6
The Consultant agrees that he is not an employee of the Company by virtue of this Agreement or otherwise and shall in no way hold out to be an employee or make claims against the Company as an employee or former employee.

5.7	The Consultant covenants that no payments made to it by the Company or any associate or group company hereunder will go directly or indirectly to any official of a government for the purpose of: -

5.7.1            influencing an act or decision in an official capacity;

5.7.2            involving the official to use his or her influence with a government; or

5.7.3            assisting the Company to obtain or retain business.

5.8
The Consultant covenants that the Company shall have the right to request and receive at any time for any period contact reports (such details as determined by the Company) in respect of any contact made by the Consultant or his associates with any government official or employee.

5.9	The Consultant covenants that he will comply with the Company's FCPA policies and procedures as are in place from time to time and as notified in writing to the Consultant.

6.	Consultancy Fees

6.1
Subject to performance of the Services to the satisfaction of the Company, the Company shall compensate the Consultant as follows: Year 2015 - BR 234,406; and Year 2016 - BR 175,894 subject to agreed adjustments (“the Consultancy Fees”) together with such reasonable expenses agreed with the Company from time to time. The Company will provide a mobile telephone, laptop computer, medical insurance, accident insurance and the company motor vehicle to the Consultant for the duration of this Agreement. A Company determined bonus for year ended 2014, if any, will be paid in 2015. The Consultant will be entitled to accrue benefits under the AGCO Corporation Long-Term Incentive Plan in place during the term of this Agreement.

6.2
Provided that the Company is satisfied with the performance of the Services the Consultancy Fees shall be payable monthly in arrears within 7 days of receipt by the Company of the Consultant's invoice for the Services. The invoice shall be accompanied by original receipts in respect of any expenses being claimed.

6.3	All payments made by the Company to the Consultant under or in connection with this Agreement shall be deemed to be gross of any income tax liabilities and/or social security or similar contributions.

7.	Intellectual Property Rights

7.1
If at any time during this Agreement the Consultant (whether alone or with any other Person) in the course of the provision of the Services makes or discovers, or participates in the making or discovery of any design or copyright work, invention, development, discovery, improvement, or process (whether capable of protection by registration or not) (“a Work”) the Consultant shall treat the said Work and all information relating thereto as confidential to the Company and shall promptly disclose to the Company full details, including preparatory works, drawings and models (if any) of such Work. The property, including all intellectual property rights in such Work shall vest in the Company absolutely and the Consultant hereby assigns to the Company all its right, title and interest in any intellectual property rights in such Work with full title guarantee which assignment shall take effect as a current assignment of future rights to the extent necessary.

7.2	Notwithstanding any prior termination of this Agreement, at the request and expense of the Company, the Consultant shall:-

7.2.1
do all things necessary or desirable to enable the Company or its nominee to confirm absolute title to and ownership of and to obtain the benefit of the Work and to secure design, patent or other appropriate forms of protection for it throughout the world;

7.2.2
provide to the Company all such assistance as the Company may require in relation to the resolution of any questions concerning any patent, copyright or other intellectual property proprietary rights assigned by virtue of this clause 7, and decisions as to the procuring of a patent or other appropriate protection and exploitation shall be in the sole discretion of the Company.

7.3
The Consultant irrevocably appoints the Company to be its attorney in its name and on its behalf to execute, sign and do all such deeds, instruments or things and generally to use the Consultant's name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 7.

8.	Termination

8.1	The Company may by notice in writing terminate this Agreement with immediate effect if the Consultant shall:-

8.1.1	be in breach of any of the terms of this Agreement where such breach is not capable of remedy;

8.1.2
be in breach of any of the terms of this Agreement which in the case of a breach capable of remedy is not remedied by the Consultant within 14 days of receipt by the Consultant of a notice from the Company specifying the breach and requiring its remedy; or

8.1.3	becomes bankrupt.

9.	Confidential Information

9.1
The Consultant shall treat as secret and confidential and not at any time both during and at any time after this Agreement for any reason disclose or permit to be disclosed to any Person or otherwise make use of or permit to be made use of any information relating to the Company's business affairs, intellectual property information, finances or any such information relating to a subsidiary, supplier, customer or client of the Company where knowledge or details of the information was received during the period of this Agreement or previously.

9.2
Upon termination of this Agreement for whatever reason or at any time during this Agreement upon request from the Company the Consultant will deliver up to the Company all property of the Company, including working papers or other material (in whatever format) and copies provided to it pursuant to this Agreement or prepared by it either in pursuance of this Agreement or previously.

10.	Post-termination Restrictions

10.1
The Consultant shall not, directly or indirectly, in any capacity, for a period of 6 months immediately following the termination of this Agreement canvass, solicit or approach or cause to be canvassed, solicited or approached for orders any Person who at any time during the 12 months immediately preceding the date of termination is or was a competitor of the Company where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company in respect of the supply of which the Consultant was engaged or concerned during the last 12 months immediately preceding the date of termination of this Agreement.

10.2
Whilst the restrictions in this clause 10 are regarded by the Parties as fair and reasonable, being necessary to protect the legitimate business interest of the Company, it is hereby declared that each of the restrictions in this clause is separate and severable.

11.	Status and Tax Liabilities

11.1	The Consultant shall be responsible for any tax or other deductions whatsoever to be made from the Consultancy Fees and accounting to any tax authority for the same.

11.2
The parties agree that, in the performance of their respective obligations hereunder, they are and shall be independent contractors. Nothing in this Agreement shall be construed to constitute either party as the agent or employee of the other party for any purpose.

12.	Notice

12.1	Any demand, notice or communication shall be deemed to have been duly served:-

12.1.1	if delivered by hand, when left at the address for service provided for in this clause; or

12.1.2	if sent by recorded post, 24 hours after being posted (excluding Saturdays, Sundays and public holidays).

12.2
Any demand, notice or communication pursuant to this Agreement must be made in writing addressed to the recipient at the recipient's address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as the recipient's address for service.

13.	General

13.1	This Agreement is in substitution for any previous agreements between the Company and the Consultant.

13.2
Any waiver of any breach of, or default under, any of the terms of this Agreement by the Company shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

13.3	If any provision or part of any provision of this Agreement is found by a Court or other competent authority to be void or unenforceable, such provision or part of a provision shall be deleted from this Agreement and the remaining provisions or parts of the provision shall continue in full force and effect.

13.4
This Agreement and the negotiations between the Consultant and the Company, and all disputes and claims arising out of or in connection with them, will be governed by, and construed in accordance with, the laws of Brazil and each party shall submit to the exclusive jurisdiction of the Courts of the State of Rio Grande do Sul, Brazil.

SIGNED by AGCO DO BRASIL COMÉRCIO E INDÚSTRIA LTDA

	)	/s/ Julio Escossi

acting by	)	/s/ Luiz Fernandes Ghiggi

SIGNED by ANDRE CARIOBA	)	/s/ Andre Carioba

Appendix

The Services

The Services specified below may be updated or amended by the Company in writing from time to time:

1.	General management and consultancy services and advice under the title of “Chairman of the AGCO South America Consultancy Board”, if such consultancy board is established and agreed by the Company;

2.	Develop and implement a Latin American Summit for the Company;

3.	As directed by the Company, perform specific assignments and/ or special projects in Europe.